Proxy Voting Results

A special meeting of Fidelity International Growth & Income Fund(currently known as Fidelity International Discovery Fund) shareholders was held on September 15, 2004. The results of votes taken among shareholders on proposals before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To amend the Declaration of Trust to allow the Board of Trustees, if permitted by applicable law, to authorize fund mergers without shareholder approval. A, B
	# of Votes	% of Votes
Affirmative	15,718,325,709.37	74.142
Against	3,816,318,151.70	18.001
Abstain	840,597,158.37	3.965
Broker Non-Votes	825,022,241.94	3.892
TOTAL	21,200,263,261.38	100.000
PROPOSAL 2
To elect a Board of Trustees. A, B
	# of Votes	% of Votes
J. Michael Cook
Affirmative	20,046,954,592.62	94.560
Withheld	1,153,308,668.76	5.440
TOTAL	21,200,263,261.38	100.000
Ralph F. Cox
Affirmative	20,022,775,321.09	94.446
Withheld	1,177,487,940.29	5.554
TOTAL	21,200,263,261.38	100.000
Laura B. Cronin
Affirmative	20,020,502,157.24	94.435
Withheld	1,179,761,104.14	5.565
TOTAL	21,200,263,261.38	100.000
Dennis J. Dirks C
Affirmative	20,051,128,100.47	94.580
Withheld	1,149,135,160.91	5.420
TOTAL	21,200,263,261.38	100.000
	# of Votes	% of Votes
Robert M. Gates
Affirmative	20,029,013,552.52	94.475
Withheld	1,171,249,708.86	5.525
TOTAL	21,200,263,261.38	100.000
George H. Heilmeier
Affirmative	20,064,274,525.78	94.642
Withheld	1,135,988,735.60	5.358
TOTAL	21,200,263,261.38	100.000
Abigail P. Johnson
Affirmative	19,965,491,863.72	94.176
Withheld	1,234,771,397.66	5.824
TOTAL	21,200,263,261.38	100.000
Edward C. Johnson 3d
Affirmative	19,910,643,140.70	93.917
Withheld	1,289,620,120.68	6.083
TOTAL	21,200,263,261.38	100.000
Donald J. Kirk
Affirmative	20,034,697,704.85	94.502
Withheld	1,165,565,556.53	5.498
TOTAL	21,200,263,261.38	100.000
Marie L. Knowles
Affirmative	20,071,617,016.84	94.676
Withheld	1,128,646,244.54	5.324
TOTAL	21,200,263,261.38	100.000
Ned C. Lautenbach
Affirmative	20,069,374,137.98	94.666
Withheld	1,130,889,123.40	5.334
TOTAL	21,200,263,261.38	100.000
Marvin L. Mann
Affirmative	20,034,126,102.77	94.499
Withheld	1,166,137,158.61	5.501
TOTAL	21,200,263,261.38	100.000
	# of Votes	% of Votes
William O. McCoy
Affirmative	20,046,749,092.57	94.559
Withheld	1,153,514,168.81	5.441
TOTAL	21,200,263,261.38	100.000
Robert L. Reynolds
Affirmative	20,051,009,814.32	94.579
Withheld	1,149,253,447.06	5.421
TOTAL	21,200,263,261.38	100.000
Cornelia M. Small C
Affirmative	20,037,030,750.74	94.513
Withheld	1,163,232,510.64	5.487
TOTAL	21,200,263,261.38	100.000
William S. Stavropoulos
Affirmative	20,037,089,868.63	94.513
Withheld	1,163,173,392.75	5.487
TOTAL	21,200,263,261.38	100.000
PROPOSAL 3a
To modify the fundamental investment objective of the fund to remove the income component from the objective.
	# of Votes	% of Votes
Affirmative	877,893,306.92	80.036
Against	134,548,116.36	12.266
Abstain	58,284,263.58	5.314
Broker Non-Votes	26,151,871.20	2.384
TOTAL	1,096,877,558.06	100.000
PROPOSAL 3b
To approve an amended management contract that includes adding a performance adjustment component to the management fee for the fund.
	# of Votes	% of Votes
Affirmative	866,590,773.42	79.005
Against	151,057,949.12	13.772
Abstain	53,076,964.32	4.839
Broker Non-Votes	26,151,871.20	2.384
TOTAL	1,096,877,558.06	100.000
PROPOSAL 4
To amend the fund's fundamental investment limitation concerning lending.
	# of Votes	% of Votes
Affirmative	858,202,239.71	78.240
Against	146,940,468.91	13.397
Abstain	65,582,978.24	5.978
Broker Non-Votes	26,151,871.20	2.385
TOTAL	1,096,877,558.06	100.000
ADenotes trust-wide proposals and voting results. BThe special meeting of shareholders reconvened on October 14, 2004 with respect to this proposal. CEffective January 1, 2005.